AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.


                             ARTICLES SUPPLEMENTARY


         AMERICAN CENTURY CAPITAL PORTFOLIOS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation has duly established a new series of shares titled American Century Real Estate Fund (hereinafter referred to as a "Series") for the Corporation's stock and has allocated One Hundred Million (100,000,000) shares of the One Billion One Hundred Million (1,100,000,000) shares of authorized capital stock of the Corporation, par value One Cent ($0.01) per share, for an aggregate par value of One Million Dollars ($1,000,000) to the new Series. As a result of the action taken by the Board of Directors referenced in Article FIRST of these Articles Supplementary, the three
(3) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:


         Series                       Number of Shares       Aggregate Par Value
         ------                       ----------------       -------------------

American Century Value Fund              700,000,000              $7,000,000

American Century Equity Income Fund      300,000,000              $2,000,000

American Century Real Estate Fund        100,000,000              $1,000,000

The par value of each share of stock in each Series is One Cent ($0.01) per share.


         SECOND: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation, the Board of Directors of the Corporation (a) has duly established three (3) classes of shares (each hereinafter referred to as a "Class") for the new Series of the capital stock of the Corporation and (b) has allocated the shares designated to the new Series in Article FIRST above among the Classes of shares. As a result of the action taken by the Board of Directors, the Classes of shares of the three Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:



                                                                               Number of          Aggregate
         Series Name                                Class Name            Shares as Allocated     Par Value
         -----------                                ----------            -------------------     ---------


American Century Equity Income Fund                 Investor                  150,000,000         $1,500,000
                                                    Institutional              25,000,000            250,000
                                                    Service                    62,500,000            625,000
                                                    Advisor                    62,500,000            625,000

American Century Value Fund                         Investor                  350,000,000         $3,500,000
                                                    Institutional              60,000,000            600,000
                                                    Service                   145,000,000          1,450,000
                                                    Advisor                   145,000,000          1,450,000

American Century Real Estate Fund                   Investor                   50,000,000         $  500,000
                                                    Institutional              25,000,000            250,000
                                                    Advisor                    25,000,000            250,000



         THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

         FOURTH: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

         FIFTH: The Board of Directors of the Corporation duly adopted resolutions dividing into Series the authorized capital stock of the Corporation and allocating shares to each Series as set forth in these Articles Supplementary.

         SIXTH: The Board of Directors of the Corporation duly adopted resolutions establishing a new Series and allocating shares to the Series, as set forth in Article FIRST, and dividing the Series of capital stock of the Corporation into Classes as set forth in Article SECOND.



         IN WITNESS WHEREOF, AMERICAN CENTURY CAPITAL PORTFOLIOS, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Executive Vice President and its corporate seal to be hereunto affixed and attested to by its Secretary on this 30th day of April, 1997.

                                            AMERICAN CENTURY CAPITAL
ATTEST:                                     PORTFOLIOS, INC.


/s/Patrick A. Looby                         By:/s/William M. Lyons
Name: Patrick A. Looby                         Name: William M. Lyons
Title:Secretary                                Title:Executive Vice President


         THE UNDERSIGNED Executive Vice President of AMERICAN CENTURY CAPITAL PORTFOLIOS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.



Dated:  April 30, 1997                               /s/William M. Lyons
                                                     William M. Lyons
                                                     Executive Vice President